 As filed, via EDGAR, with the Securities and Exchange Commission on June 9,
1999.

                                                                File No:

                                                                 ICA No:

                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [_]

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Check the appropriate box:

                                          [_]Confidential, for Use of the
[_]Preliminary Proxy Statement               Commission Only (as Permitted by
                                             Rule 14a-6(e)(2))

[ ]Definitive Proxy Statement

[_]Definitive Additional Materials

[X]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                      Palomar Medical Technologies, Inc.
               (Name of Registrant as Specified in Its Charter)

            The Monterey Stockholders Group LLC, Mark T. Smith, The
             Rockside Foundation, Logg Investment Research, Inc.,
                                Thomas O'Brien
                                      and
                       The R. Templeton Smith Foundation
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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      pursuant to Exchange ActRule 0-11:

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[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount Previously Paid:

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  (4) Date Filed:

                                 MARK T. SMITH
                                 7670 First Place
                                Oakwood, Ohio 44146

                                                                    June 9, 1999

Dear Fellow Palomar Stockholder:

   I am seeking your vote to elect a new Board of Directors for PALOMAR MEDICAL TECHNOLOGIES, INC. I ask that you vote your BLUE proxy card FOR the nominees of The Monterey Stockholders Group Inc., and that you do not vote for the re-election of the current Board of Directors.

                   WHY ARE WE RUNNING A PROXY CONTEST TO OUST
                               THE CURRENT BOARD?

   You do not need to look further than the share performance of the Company in recent years to see that something is wrong. At the current stock price, the Company's market value is below its net cash position, below its working capital and below its net stockholders' equity. Based on the public statements of the Company and private conversations with its management, I believe that the current Board is not focused on the need to improve the Company's stock performance now, in the near term. In the words of the Company's chairman, "Clearly, it is the long-term approach, which is now unequivocally the philosophy of Palomar." This is not my approach. I don't think it is yours. I believe we should be seeking both near-term and long-term value in our investment.

Performance graph                       Price of Palomar
representing the Company's              (PMTI) common stock
stock price from June, 1996             (reflects 1:7 stock
to March, 1999.                         split in May 1999)

                                        s = stock split

Note: The chairman of the present Board became a director in February 1997. Two other current directors assumed office in June 1997, and the remaining current director assumed office in November 1997. Members of Monterey began significant purchases of stock in December 1997.

                WHO IS MONTEREY AND WHY DO WE DESERVE YOUR VOTE?

   Monterey represents a group of the Company's stockholders that I lead and that is the Company's single largest stockholder. Together, we hold over 12% of the Company's outstanding stock. This is many, many times over the amount of stock held by the Company's current Board and its management. I have invested my own money in the Company. I have also invested the funds of two charitable foundations that were established by my family and that I manage. Based on current market prices, I have seen
[GRAPH]
my investment and the investments of the foundations in the Company decline by about 40% or $3.4 million. I recognize that many of you have unfortunately suffered an even greater percentage decline in your Palomar investment.

   The interests of the Monterey group are your interests. We want to see a significant improvement in the Company's market price, and we are not content with a philosophy that focuses on the nebulous "long term." We intend to listen to our fellow investors.

                             WHO ARE OUR NOMINEES?

   Like me, all of our nominees are business people. We understand that a company is run for the benefit of stockholders, and that the primary responsibility of a board is to see to it that stockholders get as good a return as possible on their investment.

   Collectively, our nominees will bring valuable strengths to the Board. We have built businesses in the areas of high tech and finance. We have managed investments in high technology ventures. We have backgrounds in applied science. We have training from one of the country's premier business schools, the Stanford Graduate School of Business Administration. And we have a clear vision for the direction in which our Company should be headed.

               WHAT IS OUR PLAN FOR ENHANCING STOCKHOLDER VALUE?

   We agree with the current Board on one point. Our Company has valuable technology in cosmetic laser treatment, that may be the best in the market. We need to translate this advantage into market value, and we should be doing this as soon as possible.

   We believe that the only way the market will realize the value in our Company is through earnings per share, profitable operations that grow over time. To get there, the Company needs to build its revenues and cut its costs.

   How do we build revenues? There may be a variety of ways. Sales of equipment alone may not be the answer. Licensing our superior technology to competitors, which has been suggested by management, may not be a good idea. But there are other models worth investigating. The market leader in the corrective vision laser industry is realizing growing income from fees paid by doctors on a per procedure basis for use of that company's equipment. This may work for our Company as well. If elected, our Board intends to focus very hard on this and other possible ways for building revenues in the near term.

   What about costs? Based on what's publicly known about the Company, we think costs are too high. The Company has recently disposed of its Star business, that used to account for 80% of its revenues. Yet, management has said that the disposition will not result in meaningful reductions in general and administrative expenses. To us this is a red flag that something is wrong with the Company's cost structure.

   As you will read in our accompanying proxy materials, we intend if elected to promptly engage a consultant to conduct a top-to-bottom review of the Company and to make recommendations that will guide the new Board in implementing its revenue growth and cost cutting strategy.

                  WHY DO WE ALSO ADVOCATE A SIGNIFICANT STOCK
                              REPURCHASE PROGRAM?

   We believe that the Company's stock price is presently significantly undervalued. The Company has cash from the Star sale. One of the best investments that the Company can make with this cash is in its own stock at the currently depressed prices. This will provide liquidity for stockholders who want it now, and should increase per share value for those stockholders like ourselves who intend to hold onto their Palomar investment.

   We believe that the Company's $5 million stock buyback program is inadequate. If elected, our Board intends at current price levels to implement a program that is two to three times this amount.

                              YOUR CHOICE IS CLEAR

   We are presenting stockholders with a clear choice. You can vote for the current Board which has presided over a steady decline in the stock price, which we believe is not focused on enhancing value in the near term, which will commit only $5 million to a stock buyback and which itself has only a modest financial investment in the Company.

   Or you can vote for the Monterey nominees, who

  . intend to work to enhance stockholder value in both the near term and the long term;

  . plan at current price levels to implement a significant stock buyback program; and

  . represent the Company's single largest stockholder group, with a substantial equity investment in the Company and whose interests in a strong market value for our Company are aligned with your own.

                TIME IS SHORT. VOTE YOUR BLUE PROXY CARD TODAY.

   The June 23 Annual Meeting is just days away. We ask you to mark, sign, date and mail the enclosed BLUE card in the post-paid envelope provided. Please do so today.

   To ensure your support for the Monterey nominees, you should not return any of management's cards. Simply ignore management's cards.

   If you have already voted for management's nominees, you have every legal right to change your mind and vote to support the Monterey nominees on the BLUE proxy cards. Doing so will revoke the management proxy cards. Only your latest-dated proxy card will count in this election contest.

             CAST YOUR VOTE TODAY FOR DIRECTORS WHO INTEND TO WORK
                      FOR ENHANCING STOCKHOLDER VALUE NOW.

   My fellow nominees and I look forward to your support.

                                          Sincerely,

                                          /s/ Mark T. Smith

                                          Mark T. Smith



    If you have any questions or need assistance in voting your shares or changing your vote, please contact:

                        [MACKENZIE PARTNERS, INC. LOGO]
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885


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